Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Verastem, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share				(1)		(2)		(3)
	Equity	Preferred Stock, par value $0.0001 per share				(1)		(2)		(3)
	Debt	Debt Securities				(1)		(2)		(3)
	Other	Warrants				(1)		(2)		(3)
	Other	Units				(1)		(2)		(3)
	Unallocated (universal) shelf		457	(o)		(1)		(2)	$300,000,000		0.0001476	$44,280.00
		Total Offering Amounts							$300,000,000			$44,280.00
		Total Fees Previously Paid							-			-
		Total Fee Offsets							-			-
		Net Fee Due										$44,280.00

(1)	The registrant is registering hereby an unspecified principal amount or number and offering price of securities of each identified class as may be offered, from time to time, hereunder, along with an indeterminate principal amount or number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder. Separate consideration may or may not be received for securities that are issued upon conversion, exercise or exchange of other securities.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)	Any securities registered hereunder with respect to the primary offering may be sold separately or as units with other securities registered hereunder. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $300,000,000.